                                                                  EXHIBIT 4.3(c)

                            REIMBURSEMENT AGREEMENT


     This Reimbursement Agreement ("Agreement") is entered into effective as of
                                    ---------
July 14, 1999 by GlobeNet Communications Holdings Ltd. ("Company"), and
                                                          -------
ALCATEL, a societe anonyme established in France (the "Guarantor").
                                                       ---------

                                R E C I T A L S
                                ---------------

     (A) Concurrently with the execution hereof, Guarantor has executed a Guaranty (Qualified Capacity Agreement) (such agreement, as amended, supplemented, amended and restated or otherwise modified from time to time by the Guarantor and the Agent, the "Guaranty") for the benefit of the Lenders
                                  --------
(defined below) and Toronto Dominion (Texas), Inc., as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the ("Agent"). The Guaranty has been executed and delivered by
                -----
Guarantor pursuant to a Credit Agreement, dated as of July 14, 1999 (together with all amendments, supplements and other modifications, if any, from time to time hereafter made thereto, including and together with any agreement or agreements refunding, replacing or refinancing such Credit Agreement, the "Credit Agreement"), among Company, the various financial institutions and other
 ----------------
entities (individually, a "Lender" and collectively, the "Lenders") as are or
                           ------                         -------
may from time to time become, parties thereto and the Agent.

     (B) Guarantor has executed and delivered the Guaranty at the special instance and request of Company, and in conjunction therewith Guarantor has required the execution and delivery of this Reimbursement Agreement.

     NOW, THEREFORE, based upon the foregoing, and in order to induce the Guarantor to execute and deliver the Guaranty, Company and Guarantor agree as follows:

                                   ARTICLE 1

                                  Definitions

     1.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Credit Agreement. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

          "Available Committed Amount" means the Contingent Guaranty Amount less
           --------------------------
the Guaranteed Draw Amount.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York (and, solely for the purposes of the providing and receipt of notices, Paris, France) are authorized or required by law to remain closed.

          "Capital Lease Obligations" of any Person, means the obligations of
           -------------------------
such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Contingent Guaranty Amount" means initially $100,000,000, which
           --------------------------
amount is subject to increase up to $150,000,000 (but the Contingent Guaranty Amount shall in no event exceed the amount of the Term C Loan Commitment) as provided in Schedule 1 attached hereto. The Contingent Guaranty Amount is subject to reduction under certain conditions as provided in the Guaranty.

          "Credit Agreement Termination Date" means the date of repayment in
           ---------------------------------
full in cash (including, without limitation, cash obtained by way of set-off) of all obligations and termination of all commitments under the Credit Agreement or any subsequent credit or similar agreement relating to any refunding, replacement or refinancing of the indebtedness and/or commitments evidenced by the Credit Agreement.

          "Guaranteed Draw Amount" means, at the time of determination, the
           ----------------------
aggregate amount of principal then outstanding in respect of the Term C Loans that is subject to the Guaranty. The Guaranteed Draw Amount (i) shall not exceed the Contingent Guaranty Amount, and (ii) shall not include any interest in respect of the Term C Loans or any other sums advanced or due under the Credit Agreement.

          "Guaranty Draw Fee" means a fee equal to one percent (1%) of the
           -----------------
principal amount of Term C Loan Commitment that is specified in the applicable Notice of Guaranty Draw as being made subject to the Guaranty.

          "Increased Indebtedness Fee" means, with respect to each borrowing
           --------------------------
constituting Indebtedness for Borrowed Money (other than any borrowing incurred pursuant to or in connection with the Credit Agreement), a fee equal to three percent (3%) of the principal amount of such borrowing determined as of the time all of the proceeds of such borrowing are actually received by the Borrower or any Subsidiary, as the case may be.

          "Indebtedness for Borrowed Money" means the principal amount of the
           -------------------------------
borrowings of the Company and its Subsidiaries, excluding (i) fees or interest in respect of borrowings, (ii) non-speculative hedging transactions, (iii) any amounts owed pursuant to this Agreement, (iv) leases properly classified as operating leases under GAAP, but Indebtedness for Borrowed Money shall include the capitalized value of any Capital Lease Obligations, and (v) intercompany indebtedness.

          "Lender Hedging Agreement" means any agreement relating to the
           ------------------------
obligations referred to in clause (i)(B) of Section 4.6.

          "Notice of Guaranty Draw" means a notice given by Agent to Guarantor
           -----------------------
pursuant to Section 9.08 of the Credit Agreement (but subject to the limitations set forth in Section 2.8 of the Guaranty) specifying that an advance of funds in respect of the Term C Loan Commitment is made subject to the Guaranty and specifying the remaining amount that may be advanced under Term C Loan Commitment after giving effect to such Advance.

          "Parent" means GlobeNet Communications Group Limited, a Bermuda
           ------
company.

          "Party" means either the Guarantor or the Company.
           -----

          "Person" means an individual, corporation, partnership, limited
           ------
liability company, trust or other entity.

          "Quarterly Availability Fee" means, as to any applicable period of
           --------------------------
determination, (i) for each day during such period when there is not outstanding any Guaranteed Draw Amount, an amount equal to 0.375 percent per annum of the average daily Available Committed Amount during such number of days (including, without limitation, all amounts added back to the Available Committed Amount pursuant to Section 9.08 of the Credit Agreement during such period), , and (ii) for each day during such period when there is any outstanding Guaranteed Draw Amount, an amount equal to 0.75 percent per annum of the average Available Committed Amount during such number of days.

          "Quarterly Guaranteed Draw Fee" means an amount equal to 2.0 percent
           -----------------------------
per annum of the average daily Guaranteed Draw Amount outstanding for the applicable period of determination, provided that for the purposes of determining the Quarterly Guaranteed Draw Fee, the Guaranteed Draw Amount shall be reduced by any portion thereof that has become a Reimbursement Amount.

          "Reimbursement Amount" has the meaning set forth in Section 3.1.
           --------------------

          "Reimbursement Obligation" has the meaning set forth in Section 3.1.
           ------------------------

          "Semi-Annual Payment Date" means each June 30 and December 31 (or, if
           ------------------------
such day is not a Business Day, the immediately preceding Business Day) commencing with December 31, 2001 (or, if such day is not a Business Day, the immediately preceding Business Day).

          "Senior Obligations" means all obligations of Company now existing or
           ------------------
hereafter arising under the Credit Agreement, any Lender Hedging Agreement or any other Loan Document, including, without limitation, principal, reimbursement obligations in respect of letters of credit, interest (including, without limitation, interest accruing after the filing of, or which would have accrued but for the filing of, a petition initiating any proceeding referred to in
Section 5.3, whether or not allowed as a claim in such proceeding), fees,
-----------
indemnities and expenses.

          "Subordinated Obligations" means the Reimbursement Amount, all
           ------------------------
interest thereon and all other amounts payable in connection therewith.

          "Upfront Fee" means a fee that is paid once, in an amount equal to the
           -----------
sum of (i) $250,000, plus (ii) one percent (1%) of the Contingent Guaranty Amount on the date of this Agreement.


                                   ARTICLE 2

                    Payment of Fees in Respect of Guaranty

     2.1 Payment of Fees in Respect of Guaranty. In consideration for the provision of the Guaranty, the Company agrees to pay the following fees to Guarantor at the times indicated:

          (a)  Upfront Fee. The Upfront Fee shall be payable in full within
               -----------
     three (3) Business Days after all of the following have occurred: (i) the Net Equity Proceeds and the Parent Senior Note Proceeds have been received by Parent, and (ii) the Credit Agreement has been executed by Company and the Lenders;

          (b)  Guaranty Draw Fee. The Guaranty Draw Fee shall be payable three
               -----------------
     (3) Business Days after receipt by Guarantor from the Agent of the applicable Notice of Guaranty Draw pursuant to the Credit Agreement; provided, however, that Company shall not be liable for making any such
     --------  -------
     payment until the proceeds of the applicable draw have actually been received by the Company;

          (c)  Quarterly Availability Fee. The Quarterly Availability Fee shall
               --------------------------
     commence to accrue on the date hereof and shall be payable on a calendar quarter basis in arrears on the last Business Day of the last month of such calendar quarter during the term of the Guaranty, based upon the average daily Available Committed Amount outstanding during the preceding calendar quarter (or, if applicable, portion thereof);

          (d)  Quarterly Guaranty Draw Fee. The Quarterly Guaranty Draw Fee
               ---------------------------
     shall be payable on a quarterly basis in arrears on the last Business Day of the last month of each calendar quarter during the term of the Guaranty (or, if applicable, portion thereof), based upon the average daily Guaranteed Draw Amount outstanding during the preceding calendar quarter (or, if applicable, portion thereof); and

          (e)  Increased Indebtedness Fee. The Increased Indebtedness Fee shall
               --------------------------
     be payable on the last Business Day of any month during which the Company or any of its Subsidiaries incurs any Indebtedness for Borrowed Money other than that incurred pursuant to or in connection with the Credit Agreement, including any Indebtedness for Borrowed Money incurred to refund, replace or refinance Indebtedness for Borrowed Money incurred pursuant to or in connection with the Credit Agreement. The Company agrees to give notice to the Guarantor within three (3) Business Days after it incurs any Indebtedness for Borrowed Money that would obligate it to pay the Increased

     Indebtedness Fee. Notwithstanding anything to the contrary, the aggregate amount of all Increased Indebtedness Fees shall not exceed $1,250,000.


                                   ARTICLE 3

                           Reimbursement Obligations

     3.1 Reimbursement Obligation. If and to the extent Guarantor pays any amount to the Agent pursuant to the terms of the Guaranty, Company shall immediately and automatically be obligated (the "Reimbursement Obligation") to
                                                 ------------------------
pay such amount (inclusive of all other such amounts, collectively, the "Reimbursement Amount") to Guarantor with interest thereon as herein provided,
 --------------------
subject to the subordination provisions of Article 5 hereof.

     3.2 Interest on Reimbursement Amounts. The Reimbursement Amount shall bear interest at the applicable rate specified in the Credit Agreement as to principal of the Term C Loans that is not paid when due from the date that Guarantor advances funds to Agent pursuant to the Guaranty until repaid as provided herein. The Reimbursement Amount shall continue to bear interest at such rate notwithstanding the termination of the Credit Agreement.

     3.3  Payment of Reimbursement Amount.

     (a) Unless otherwise agreed to by the Lenders, Guarantor and Company agree that no payment shall be made in respect of the Reimbursement Amount or interest thereon (except as provided below in this Section 3.3(a)) prior to the Credit Agreement Termination Date; provided that Company shall be required to make
                            --------
payments in respect of the Reimbursement Amount and interest thereon to the extent of 50 percent of the Excess Cash Flow available for such purpose (if any) as provided in clause ninth of Section 8.08(d) of the Credit Agreement; such payments shall be applied first to interest and then to the Reimbursement Amount and shall be payable on each Semi-Annual Payment Date based upon the Excess Cash Flow for the semi-annual period ending on such Semi-Annual Payment Date. Notwithstanding anything herein to the contrary, Guarantor and Company agree that no payment shall be required or made in respect of the Reimbursement Amount or interest thereon during any time when a Default or Designated Event has occurred and is continuing or would result therefrom (it being understood and agreed that any payment default under the Credit Agreement cured by the Guarantor shall not be a Default or Designated Event thereunder upon and subsequent to such cure).

     (b) After the Credit Agreement Termination Date, the Reimbursement Amount shall be payable in four equal semi-annual installments of principal, the first of which (together with accrued and unpaid interest thereon) shall be due and payable on the first Business Day following the first six-month anniversary of the Credit Agreement Termination Date, and a like installment of principal and interest shall be due on the first Business Day following each subsequent six-month anniversary of such date until the fourth such date, when the Reimbursement Amount and all accrued and unpaid interest thereon, shall be due and payable in full. In addition, after the Credit Agreement Termination Date, 75 percent of the Company's net cash flow (determined in accordance with GAAP) shall be applied to prepay the Reimbursement

Amount and interest thereon (with payments being applied first to interest), with one-half (1/2) of such payments being applied in the regular order of maturity and one-half (1/2) thereof being applied in the inverse order of maturity; such payments shall be made on the first Business Day of each calendar quarter based upon the net cash flow for the preceding calendar quarter.

     3.4 Prepayment of Reimbursement Amount. Company may (to the extent it has funds available therefor) prepay the Reimbursement Amount and interest thereon, in whole or in part, at any time without penalty or premium.

                                   ARTICLE 4

                Certain Restrictions, Guaranty and Lien Rights

     4.1 Restrictions on Declaration of Defaults and on Taking Certain Actions. Guarantor agrees that until the earlier to occur of (i) the Credit Agreement Termination Date, and (ii) the occurrence of an Event of Default under or in respect of the Credit Agreement and the acceleration of payment of all obligations thereunder, Guarantor may not, except as hereafter provided in this
Section 4.1, declare a default in respect of the Reimbursement Obligation or otherwise accelerate payment of the Reimbursement Amount and interest thereon under this Agreement. The foregoing provision shall not be construed to limit the obligation of Company to pay the fees called for under Article 2 of this Agreement or to make payments in respect of the Reimbursement Amount and interest thereon out of Excess Cash Flow as provided in Section 3.3(a) hereof, and upon any failure to pay such fees or payments Guarantor may (after giving no less than 15 days prior written notice thereof to Agent) pursue any action available to recover the amount of the fees or payments that have not been paid. In addition to the foregoing, Guarantor may also declare a default under this Agreement (after giving not less than 15 days prior written notice thereof to Agent), if the Maturity Date set forth in the Credit Agreement is amended to provide for a later date that is more than three months after the original scheduled Maturity Date.

     4.2 Restrictions on Indebtedness for Borrowed Money. Until such time as all Reimbursement Amounts and all other amounts payable to Guarantor under this Agreement have been paid in full and this Agreement has been terminated, the Company agrees that its and its subsidiaries' total Indebtedness for Borrowed Money shall not exceed $500,000,000 in the aggregate.

     4.3 Restriction on Payment on Parent Senior Notes. Until such time as all Reimbursement Amounts and all other amounts payable to Guarantor under this Agreement have been paid in full and this Agreement has been terminated, the Parent shall not make any payments in respect of principal on the Parent Senior Notes.

     4.4 Restriction on Redemptions and Reduction in Share Capital. During any time while the Guaranty is in effect or there is outstanding and unpaid any Reimbursement Obligation or other amount payable to Guarantor hereunder, then the Company and Parent shall not redeem, reacquire, or buy back any outstanding capital stock of the Company or Parent, as applicable, nor otherwise reduce its outstanding share capital, provided that foregoing provision shall not restrict the Parent from redeeming (i) up to $31,000,000 of its outstanding capital stock from the proceeds of the Company high yield debt and equity offerings and (ii) its capital stock as required in connection with its stock option plans and employment agreements, provided that redemptions pursuant to this clause (ii) shall not exceed $10,000,000. In addition to the foregoing, following the closing and funding of the Parent Senior Notes and the sale of the equity interests in Parent described in the Credit Agreement, and after any Notice of Guaranty Draw is given, the outstanding share capital of the Company shall not be less than the excess of $540,000,000 over the sum of the fees, out-of-pocket expenses and other costs incurred by the Parent and the Company in connection with the issuance by the Parent of the Parent Senior Notes and certain of its equity interests and the other transactions contemplated hereunder and under the Credit Agreement.

     4.5 Additional Guaranties and Lien Rights. After the occurrence of the Credit Agreement Termination Date, Company agrees that it shall, to the extent granted to the Agent, and shall cause all of its Subsidiaries to the extent provided under the Credit Agreement (the "Subject Subsidiaries" which directly
                                          --------------------
or indirectly own any interest in the System) to (i) guaranty Company's obligations hereunder, and (ii) grant a lien on their interests in the System, to secure performance of Company's obligations under this Agreement. The documentation evidencing such guaranties and liens shall be in substantially the same form as that executed in conjunction with the Credit Agreement. Guarantor agrees that it will not register, make any filing or take any similar action in respect of such future lien until after the occurrence of the Credit Agreement Termination Date.

     4.6 Negative Pledge. So long as the Guaranty is in effect or any Reimbursement Amount or any other amount is payable to Guarantor pursuant to this Agreement, the Company and the Subject Subsidiaries shall not grant any liens or security interests on or in any of their assets to secure the payment of any borrowings, nor shall the Company or the Subject Subsidiaries guaranty the payment of any borrowings of any other person or entity, except that the foregoing provision shall not restrict the following: (i) any liens or security interests or guarantees granted or made in connection with or with respect to
(A) the Credit Agreement, including any refunding, replacement or refinancing of the indebtedness and/or commitments evidenced by the Credit Agreement, and (B) all obligations under non-speculative hedging transactions payable to a Person that was a Lender (or an affiliate of a Lender) at the time the hedging transaction pursuant to which such obligations are payable was entered into to the extent such obligations are secured by liens or security interests on assets securing the obligations described in the preceding clause (A) or guaranteed by any or all of the Persons guarantying such obligations; (ii) purchase money security interests and liens securing up to $50,000,000 in principal obligations, together with all interest, fees and other charges incurred in respect of such borrowings; and (iii) liens arising by operation of law. The Company shall notify Guarantor, within two (2) Business Days after the consummation thereof, of the incurrence of any purchase money security interest or lien as described in clause (ii) of the preceding sentence, and the principal amount secured thereby.

     4.7 Credit Agreement Definitions. Notwithstanding anything to the contrary contained herein or in the Guaranty, for the purposes of this Agreement and the Guaranty, the following terms:  (a) "Qualified Capacity Agreement", (b) "Qualified
                       ----------------------------        ---------
Capacity Revenue, (c) "Qualified Purchaser", (d) "Capacity Swap Agreements",
----------------       -------------------        ------------------------
(e) "Capacity Sales Agreements", (f) "Net Equity Proceeds", (g) "Parent Senior
     -------------------------        -------------------        -------------
Note Proceeds", and (h) "Parent Senior Notes", shall have the meanings ascribed
-------------            -------------------
to such terms in the Credit Agreement as of the date hereof, and shall only be modified for purposes of this Agreement by any modification to the Credit Agreement (including any agreement or agreements refunding, replacing or refinancing the Credit Agreement in effect as of the date hereof) subsequent to such date to the extent that such a modification is not adverse to the Guarantor. In addition, the Company acknowledges and agrees that any reduction of the Term A Loan Commitment, the Term B Loan Commitment and the Term C Loan Commitment shall be calculated and reduced pro rata among all such loan commitments. The Company agrees that it shall not amend Section 9.08 of the Credit Agreement (or any successor provision) in a manner adverse to the Guarantor without the Guarantor's prior consent.

     4.8 Reductions. (a) Company agrees that if it determines that there is an increase of at least $1,000,000 in the aggregate in Qualified Capacity Revenue from any one or more Qualified Capacity Agreements or any other Capacity Sales Agreements or Capacity Swap Agreements that will not be needed to support any drawing under the Term C Loan Commitment, Company shall promptly notify Agent and, to the extent permitted under Section 9.08 of the Credit Agreement, shall require the Agent to notify Guarantor that the Contingent Guaranty Amount or the Guaranteed Draw Amount, as applicable, shall be reduced to the extent of such increase. In connection with the foregoing, Company shall promptly furnish to the Agent such information in Company's possession (including copies of the applicable Qualified Capacity Agreements) as may be necessary to enable the Agent to make a determination that such a reduction is permitted under the Credit Agreement.

          (b) In the event that there exists any Qualified Capacity Revenue in excess of $1,000,000 in the aggregate from any one or more Qualified Capacity Agreements or any other Capacity Sales Agreements or Capacity Swap Agreements that is not supporting any Term C Loan after the expiration of the availability of the Term C Loan Commitment, Company will promptly notify Agent and, to the extent permitted under Section 9.08 of the Credit Agreement, shall require the Agent to notify Guarantor that the Guaranteed Draw Amount shall be reduced to the extent of such amount of Qualified Capacity Revenue. In connection with the foregoing, Company shall promptly furnish to the Agent such information in Company's possession as referred to in Section 4.8(a) above.


                                   ARTICLE 5

                                 SUBORDINATION

     5.1 Agreement to Subordinate. Each of Guarantor and Company agrees that the Subordinated Obligations are and shall be subject, subordinate and rendered junior, to the extent and in the manner hereinafter set forth, in right of payment, to the prior payment in full in cash of all Senior Obligations. Guarantor acknowledges and agrees that these subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Obligations, whether such Senior Obligations were created or acquired before or after the execution and delivery of this Agreement, to acquire and continue to hold such Senior Obligations and such holder of Senior Obligations shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold such Senior Obligations.

     5.2 Payment Restrictions. Company shall not make, and Guarantor shall not receive or accept, any payment in respect of the Subordinated Obligations if a Default or Designated Event has occurred and is continuing or would result therefrom, unless otherwise agreed to by the Lenders. For purposes of these provisions, "payment" in respect of the Subordinated Obligations shall include any direct or indirect payment or distribution from any source, whether in cash, property or securities, by set-off or otherwise, in respect of principal, premium, interest or otherwise, including in connection with any redemption or purchase thereof or any recovery on any claim for rescission or damages.

     5.3 Insolvency and Related Proceedings. (a) Upon any payment, distribution or other transfer of all or any of the assets of Company in the event of

          (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Company or to its assets,

          (ii) any liquidation, dissolution or other winding up of Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or

          (iii) any assignment for the benefit of creditors, any scheme of arrangement or reconstruction of creditor claims, or any marshaling of assets and liabilities of Company,

then, and in any such event, unless the Lenders shall otherwise agree in writing, the holders of the Senior Obligations shall receive payment in full in cash of all amounts due or to become due (whether or not the Senior Obligations have been declared due and payable prior to the date on which the Senior Obligations would otherwise have become due and payable) on or in respect of all Senior Obligations before the Guarantor or anyone claiming through or on its behalf (including any receiver, trustee, or otherwise) are entitled to receive any payment on account of the Subordinated Obligations, and to that end any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Subordinated Obligations in any such case, proceeding, dissolution, liquidation or other winding up or event, shall be paid or delivered directly to the Agent for the application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Obligations until the Senior Obligations shall have been paid in full in cash.

     (b) If any proceeding, liquidation, dissolution or winding up referred to in clause (a) above is commenced by or against Company,
   ----------

          (i) the Agent is hereby irrevocably authorized and empowered (in its own name or in the name of Company, Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Subordinated Obligations and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Obligations or enforcing any security interest or other lien securing payment of the Subordinated Obligations) as the Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Lender Parties, including the Agent, hereunder; provided that
                                                            --------
     Guarantor shall be permitted to take such action so long as, in the reasonable judgment of the Agent, the taking of such action is not inconsistent with the terms hereof and the parties agree that any party taking any such action hereunder shall promptly notify the other party upon the taking of any such action; provided, however, that if the Agent takes
                                    --------  -------
     any such action, the Agent shall apply all proceeds first, to the payment
                                                         -----
     of the costs of enforcement of these subordination provisions, and second,
                                                                        ------
     to the pro rata payment, prepayment and/or cash collateralization of the
            --- ----
     Senior Obligations in a manner consistent with the provisions set forth in the Credit Agreement; and

          (ii) the Guarantor shall duly and promptly take such action as the Agent may reasonably request (A) to collect the Subordinated Obligations for account of the holders of Senior Obligations and to file appropriate claims or proofs of claim in respect of the Subordinated Obligations, (B) to execute and deliver to the Agent such powers of attorney, assignments, or other instruments as the Agent may reasonably request to enable them to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Obligations and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Obligations.

     5.4 Payment Over. All payments, distributions or other transfers of assets of Company, whether in cash, property or securities upon or with respect to the Subordinated Obligations which are received by the Guarantor contrary to the provisions of this Agreement shall be received in trust for the pro rata benefit
                                                                --- ----
of holders of Senior Obligations, shall be segregated from other funds and property held by the Guarantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement) to be applied, pro
                                                                             ---
rata (in the case of cash) to, or held as collateral (in the case of noncash
----
property or securities) for, the payment or prepayment of the Senior Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

     5.5 Specific Performance. The Agent is hereby authorized to demand specific performance of these subordination provisions, whether or not Company or Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when Guarantor shall have failed to comply with any of the provisions of this Agreement applicable to it. Guarantor hereby irrevocably waives any defense (other than the defense of payment in full in cash of the

Senior Obligations) based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance.

     5.6 Subordination Legend; Further Assurances. Guarantor will cause each note and instrument (if any) evidencing the Subordinated Obligations to be endorsed with the following legend:

          "The indebtedness evidenced by this instrument is subordinated to the prior payment in full in cash of the Senior Obligations (as defined in the Reimbursement Agreement, dated as of July ___, 1999) pursuant to, and to the extent provided in, the Reimbursement Agreement by the maker hereof and payee named herein in favor of the holders of such Senior Obligations and any person now or hereafter designated as their agent."

Each of Guarantor and Company hereby agrees to mark its books of account in such a manner as shall be effective to give proper notice of the effect of this Agreement and will, in the case of any Subordinated Obligation not evidenced by any note or instrument, following the occurrence and continuation of a Default, or Designated Event, upon the Agent's request, cause such Subordinated Obligation to be evidenced by an appropriate note or instrument or instruments endorsed with the above legend. Each of Guarantor and Company will at its expense and at any time and from time to time promptly execute and deliver all further instruments and documents and take all further action that may be necessary or that the Agent may reasonably request to protect any right or interest granted or purported to be granted hereunder or to enable holders of Senior Obligations or the Agent to exercise and enforce their rights and remedies hereunder.

     5.7 No Change in or Disposition of Subordinated Obligations. Guarantor will not, without the prior written consent of the Agents (a) sell, assign, transfer, endorse, pledge, encumber or otherwise dispose of any of the Subordinated Obligations ("Transfer") or (b) permit the terms of any of the
                           --------
Subordinated Obligations to be changed in such a manner as to have an adverse effect upon the rights or interests of holders of Senior Obligations or the Agent unless, in the case of any purported Transfer, either (i)

     (a) the proposed assignee is a societe anonyme established or existing under the laws of France or a corporation organized under the laws of Bermuda, the United States, any state thereof or the District of Columbia, or any member country as of the date hereof of the European Union;

     (b) the proposed assignee assumes all obligations of the Guarantor hereunder, pursuant to agreements reasonably satisfactory to the Agent;

     (c) the proposed assignee has a long-term senior unsecured debt rating of BBB-(or better) from Standard & Poor's Services and Baa3 (or better) from Moody's Investor Service, Inc.; and

     (d) the Guarantor delivers to the Agent an officer's certificate and an opinion of counsel reasonably acceptable to the Agent, each stating that such sale, assignment or transfer complies with the preceding clauses (a) through (c);

     or (ii) the proposed assignee agrees to be bound by the subordination provisions of this Agreement pursuant to an agreement reasonably satisfactory to the Agent and such Transfer does not cause or effect any Transfer of any of Guarantor's obligations under this Agreement and in any event Guarantor remains primarily liable in respect of all of its obligations hereunder.

     5.8 Obligations Hereunder Not Affected. All rights and interest of holders of Senior Obligations and the Agent hereunder, and all agreements and obligations of the Guarantor and Company hereunder, shall remain in full force and effect irrespective of:

          (a) any lack of validity or enforceability of any document evidencing the Senior Obligations;

          (b) except as contemplated in the last sentence of Section 4.1, any change in the time, manner or place of payment of, or any other term of, all or any of the Senior Obligations, or any other amendment or waiver of or any consent to departure from any of the documents evidencing or relating to the Senior Obligations;

          (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty or other document, for all or any of the Senior Obligations;

          (d) any failure of any holder of Senior Obligations or the Agent to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of this Agreement, the Credit Agreement or any other document;

          (e) any reduction, limitation, impairment or termination of the Senior Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and Company and Guarantor hereby waive any right to or claim of) any defense (other than the defense of payment in full in cash of the Senior Obligations) or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Senior Obligation; and

          (f) any other circumstance which might otherwise constitute a defense (other than the defense of payment in full in cash of the Senior Obligations) available to, or a discharge of, Company in respect of the Senior Obligations or Guarantor in respect of these subordination provisions.

These subordination provisions shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Obligations is rescinded or must otherwise be returned by any holder of Senior Obligations or the Agent upon the insolvency, bankruptcy or reorganization of Company or otherwise, all as though such payment had not been made.

     5.9 Miscellaneous Subordination Provisions. (a) The subordination provisions contained herein are solely for the benefit of the holders from time to time of Senior Obligations and their representatives, assignees and beneficiaries and may not be rescinded, cancelled, amended or modified in any way other than any amendment or modification that would not adversely affect the rights of any holder of Senior Obligations. Guarantor shall not subordinate any Subordinated Obligations to any indebtedness or obligation of Company other than the Senior Obligations.

          (b) No right of any present or future holder of any Senior Obligations to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

          (c) These subordination provisions shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Senior Obligations is, pursuant to applicable law, avoided, recovered, or rescinded or must otherwise be restored or returned by any holder of Senior Obligations, whether as a "voidable preference," "fraudulent conveyance," "fraudulent transfer," or otherwise, all as though such payment or performance had not been made.

                                   ARTICLE 6

                                 Miscellaneous

     6.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing in the English language (including bank wire, facsimile transmission or similar writing) and shall be given to such party at its address, telecopy number set forth on the signature pages hereof, or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, on the next Business Day after such telecopy is transmitted to the telecopy number specified in this Section and confirmation has been received, (ii) if given by mail, ten (10) Business Days after such communication is deposited in the mails with first class (or, in the case of international mail, airmail) postage prepaid, addressed as aforesaid, or (iii) if given by any other means, the next Business Day following delivery at the address specified in this Section.

     6.2 No Waivers. No failure or delay by either Party or any Lender Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies.

     6.3 Amendments and Waivers. This Agreement constitutes the complete agreement of Company and the Guarantor with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations. No amendment, modification, termination or waiver of any provision hereof, nor any consent to the departure from the provisions hereof shall in any event be effective without the written consent of both Parties and the Agent.

     6.4 Successors and Assigns; Beneficiaries. This Agreement shall be binding upon the Parties and their respective successors, transferees and assigns, provided, however, that neither Party may assign this Agreement or transfer any
--------  -------
of the rights or obligations hereunder without the prior written consent of the other Party.

     6.5 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, EXCLUDING ITS CONFLICTS OF LAW PROVISIONS.

     6.6 Consent to Jurisdiction; Waiver of Immunities. (a) Each Party hereby acknowledges and agrees that it expressly, irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for the recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Party hereby irrevocably waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to herein. Each Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (b) The Company hereby irrevocably appoints CT Corporation System (the "Company Process Agent"), with an office on the date hereof at 1633 Broadway,
 ---------------------
New York, New York 10019, United States, as the Company Process Agent of Company as its agent to receive, on behalf of it and its property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Company in care of the Company Process Agent at the Company Process Agent's above address, and the Company hereby irrevocably authorizes and directs the Company Process Agent to accept such service on its behalf.

     (c) The Guarantor hereby irrevocably appoints Thelen Reid & Priest LLP (the "Guarantor Process Agent"), with an office on the date hereof at 40 West
      ------------------------
57th Street, New York, New York 10019, United States,  as the Guarantor
Process Agent of Guarantor as its agent
to receive, on behalf of it and its property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Guarantor in care of the Guarantor Process Agent at the Guarantor Process Agent's above address, and the Guarantor hereby irrevocably authorizes and directs the Guarantor Process Agent to accept such service on its behalf.

     (d) As an alternative method of service, the Guarantor and the Company each also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Guarantor or the Company, as the case may be, at its address specified on the signature page hereof. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     6.7. Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ENTERING INTO THE CREDIT AGREEMENT.

     6.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, provided that if any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     6.9 Interpretation. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

     6.10 Further Assurances. At any time or from time to time, upon the reasonable request of a Party or the Agent therefor, the Parties shall execute and deliver such further documents and do such other acts and things as may be reasonably requested in order to effect fully the purposes of this Agreement.

     6.11 Termination. This Agreement (except Article 5) shall terminate at such time as (i) the Guaranty is no longer in effect and Guarantor has no further obligations thereunder, and (ii) all Reimbursement Amounts and other amounts payable to Guarantor hereunder have been paid in full.

     6.12 Multiple Counterparts. This Agreement may be executed in one or more counterparts.

     6.13 Legal Opinion. The Company hereby agrees to promptly upon receipt of appropriate invoices from Guarantor, reimburse Guarantor for all costs and expenses incurred by Guarantor in connection with the delivery of any opinion requested of Guarantor in accordance with section 5.9 of the Guaranty.

     EXECUTED as of the date set forth above.

                              ALCATEL

                                 /s/
                              By _____________________________________
                                 Name:
                                 Title:

                              Address:  Alcatel
                                        54 rue La Boetie
                                        75008 Paris, France
                                        Fax:

                              The Common Seal of GLOBENET COMMUNICATIONS
                              HOLDINGS LTD. was hereunto affixed in the presence of:

                                 /s/ Michael Kedar
                              By _____________________________________
                                 Director

                                 /s/ Lin Gentemann
                              By _____________________________________
                                 Director / Secretary


                              GLOBENET COMMUNICATIONS HOLDINGS
                              LTD.
                                        2 Carter's  Bay Road
                              Address:  ______________________________
                                        Southside
                                        ______________________________
                                        St. David's
                                        ______________________________
                                        Bermuda DD 02
                                        441-296-9010
                              Fax:      ______________________________

ACKNOWLEDGED:

TORONTO DOMINION (TEXAS), INC.,
     as Administrative Agent



By: ______________________________
    Name:
    Title:

                                  SCHEDULE 1

                                      TO

                            REIMBURSEMENT AGREEMENT


     For every $120 that the total amount owed or that may become owed to Contractor under the Supply Contract (whether as a result of or with respect to the Initial Contract Price, Contract Variations, System Upgrades, System Extensions or otherwise) exceeds $620,861,575, the Contingent Guaranty Amount shall (unless the Agent, at the direction of the Company, notifies the Guarantor in writing to the contrary) be increased by $50; provided, however, the
                                                 --------  -------
aggregate amount of such increases shall in no event result in the Contingent Guaranty Amount exceeding $150,000,000 in the aggregate and that such increases shall only be made in aggregate amounts of 1,000,000 or in whole number multiples thereof. All capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Supply Contract.


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